 Exhibit 99.1

Titan Pharmaceuticals Receives Funding to Develop Combination HIV Therapeutic and Contraceptive Implant for Women in Developing Countries

SOUTH SAN FRANCISCO, CA – October 25, 2021 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (“Titan” or the “Company”) today announced that it has received funding from the Bill & Melinda Gates Foundation to support the demonstration of its ability to deliver a human immunodeficiency virus (“HIV”) preventative therapeutic and a contraceptive from a single implant using its proprietary ProNeura® technology, and ensure this technology is accessible to women and adolescent girls in low- and middle-income countries.

“Reducing the burden of HIV, while simultaneously increasing access to contraceptive options, could have a major impact on the health of women and adolescent girls in low- and middle-income countries,” said Marc Rubin, M.D., Executive Chairman of Titan. “We believe that our ProNeura platform is uniquely suited to this program, as we have demonstrated the feasibility of long-term delivery of two pharmaceutically active ingredients from a single implant in an earlier development program. The continuous long-term delivery of a contraceptive/antiviral combination has the potential to have a greater public health impact in developing nations, compared with daily dosing of multiple compounds.”

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a development stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to our ability to raise capital, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACT:

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com